EXHIBIT 99.2









        IMAGISTICS INTERNATIONAL INC. NON-EMPLOYEE DIRECTORS' STOCK PLAN

                       Effective as of November 30, 2001





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                         IMAGISTICS INTERNATIONAL INC.

                       NON-EMPLOYEE DIRECTORS' STOCK PLAN


         1. Purpose and Effective Date of Plan. This Plan shall be known as the Imagistics International Inc. Non-Employee Directors' Stock Plan (the "Plan"). The purpose of the Plan is to enable Imagistics International Inc. (the "Company") to attract and retain persons of outstanding qualifications to serve as non-employee members of the Company's Board of Directors (the "Board") by paying such persons a portion of their compensation in stock of the Company pursuant to the terms of the Plan. The Plan became effective on November 30, 2001, the date the Plan was initially approved by the sole stockholder of the Company (the "Effective Date") and may be amended from time to time as provided in Section 9 hereof.

         2. Stock Available for the Plan. A maximum of 100,000 shares of Common Stock, $.01 par value per share, of the Company ("Common Stock"), subject to adjustment as provided in Section 10 below, shall be available for issuance pursuant to the provisions of the Plan. Such shares may be authorized and unissued shares or shares that have been reacquired by the Company.

         3. Eligibility for Participation in Plan. Persons who serve as directors of the Company and who are not employees of the Company or its parent or subsidiaries shall be considered "Eligible Directors" for purposes of the Plan. It is intended that all Eligible Directors participate in the Plan.

         4. Awards of Restricted Stock.

         (a) Each Eligible Director shall receive an award of 2,000 restricted shares of Common Stock, subject to adjustment as provided in Section 10 below, on the date of his or her initial election to the Board. Thereafter, each Eligible Director shall receive an annual award of 2,000 restricted shares, subject to adjustment as provided in Section 10 below, on the date of each annual stockholders' meeting.

         5. Transfer Restrictions, Removal of Restrictions and Terms and Conditions.

         (a) Prior to the Vesting Date (as defined in Section 5(c)) of each award, the shares subject to such award shall not be subject to sale, transfer, assignment, pledge or hypothecation by the Eligible Director.

         (b) Each Eligible Director shall have the right to receive all dividends and other distributions made with respect to the shares registered in his or her name and shall have the right to vote or execute proxies with respect to such registered shares. The Company may elect to record the ownership of the shares in book entry form or issue certificates representing the shares. The Company may elect to have the Treasurer of the Company retain possession of the certificates of restricted shares for the benefit of Eligible Directors, until their delivery to the Eligible Director in unrestricted form as set forth in Section 5(c).

         (c) Effective as of each Vesting Date of each award held by an Eligible Director, the restrictions set forth in Section 5(a) with respect to the portion of such award shall lapse in their entirety and such vested shares shall be delivered to such Eligible Director. For purposes of the Plan, each award shall vest in three equal annual installments commencing on the first anniversary of the award date (each such anniversary and the date of "Change of Control", a "Vesting Date"), subject to each Eligible Director's continued service with the Company; provided, however, that all restrictions imposed under the Plan on such awards shall lapse upon the occurrence of a Change of Control (as defined in Section 6 below).

         (d) If, prior to a Vesting Date, the Eligible Director's service with the Company is terminated for any reason, then effective as of the date of termination, the unvested shares subject to awards shall be forfeited and



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automatically transferred to and reacquired by the Company at a cost to the
Company of $.01 par value per share, payable to the Eligible Director and neither the Eligible Director nor any successors, heirs, assigns or personal representatives of such Eligible Director shall thereafter have any further rights or interest in such forfeited shares.

         (e) Certificates and stock powers representing shares in respect of which the Section 5(a) restrictions have lapsed shall be delivered to the Eligible Director or, in the event of the Eligible Director's death to the beneficiary designated by the Eligible Director, or if no beneficiary has been designated, to the Eligible Director's surviving spouse or, if the Eligible Director is not survived by a spouse, to the Eligible Director's estate, each case as soon as practicable following the Vesting Date. Notwithstanding any other provision of this Plan, the issuance or delivery of any shares may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

         (f) Each award shall be evidenced by a written agreement, contract or other instrument or document evidencing any award of shares under the Plan, which may, but need not be executed or acknowledged by an Eligible Director ("Award Agreement").

         6. Change of Control. For purposes of this Plan, a "Change of Control" shall be deemed to have occurred if:

         (i) there is an acquisition, in any one transaction or a series of transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

         (ii) individuals who, as of December 3, 2001, constitute the Board (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to December 3, 2001 whose election, or nomination, for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14(a)(11) or Regulation 14A promulgated under the Exchange Act); or

        (iii) there occurs either (A) the consummation of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the


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corporation resulting from such reorganization, merger or consolidation, or (B)
an approval by the stockholders of the Company of a complete liquidation of dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

         7. Administration of Plan. This Plan, shall be administered by the Executive Compensation and Development Committee of the Board or any successor committee having responsibility for the remuneration of the directors (hereinafter referred to as the "Committee"). Each member of the Committee shall be a "Non-Employee Director" (within the meaning of Rule 16b-3 of the Exchange Act). All decisions which are made by the Committee with respect to interpretation of the terms of the Plan, or with respect to any questions or disputes arising under this Plan, shall be final and binding on the Company and on the Eligible Directors and their heirs or beneficiaries.

         8. Non-Transferability. Awards may not be assigned or transferred except by will or the laws of descent and distribution.

         9. Amendment or Termination of the Plan. The Company reserves the right to amend, modify or terminate this Plan at any time by action of the Board, provided that such action shall not, without his or her consent, adversely affect any Eligible Director's rights under the provisions of this Plan with respect to awards that were made prior to such action. No amendment may be made without stockholder approval if the Committee determines that such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement that is a prerequisite for exemptive relief from Section 16 of the Exchange Act, for which or with which the Committee determines that it is desirable to comply.

         10. Recapitalization. In the event of any change in the number or kind of outstanding shares of Common Stock of the Company by reason of a recapitalization, merger, consolidation, dividend, combination of shares or any other change in the corporate structure or shares of stock of the Company, the Board of the Company will make appropriate adjustments in the number and/or kind of shares available for delivery pursuant to the provisions of this Plan and/or the number of shares to be awarded to each Eligible Director under
Section 4 to prevent enlargement or diminution of the benefits intended to be granted under the Plan.

         11. Term of the Plan. No award may be granted under the Plan after November 30, 2011. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement any award theretofore granted may extend beyond such date, and the authority of the Committee hereunder to amend, alter, adjust, suspend, discontinue, or terminate any such award, or to waive any conditions or rights under any such award, and the authority of the Board to amend the Plan, shall extend beyond such date.


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